EXHIBIT 99.1

FOR RELEASE
March 24, 2011

Contacts: Rob Stewart Investor Relations Tel (949) 480-8300 Fax (949) 480-8301	Media Contact: Adam Handelsman Managing Director Lippert/Heilshorn & Associates (212) 201-6622 ahandelsman@lhai.com

ACACIA RESEARCH CORPORATION ANNOUNCES PUBLIC EQUITY OFFERING

NEWPORT BEACH, Calif. – (BUSINESS WIRE) - March 24, 2011 -- Acacia Research Corporation (Nasdaq:ACTG) announced today that it has filed a preliminary prospectus supplement with the Securities and Exchange Commission for a proposed public offering of 5,000,000 shares of its common stock.  Barclays Capital is acting as the sole underwriter for the offering.  The Company also expects to grant an option to Barclays Capital to purchase up to an additional 750,000 shares of common stock.  The Company intends to use the net proceeds from the offering for its operations and for other general corporate purposes, including, but not limited to, working capital, strategic acquisitions and other transactions.

The shares of common stock are being offered by the Company pursuant to an effective shelf registration statement that was previously filed by the Company with the SEC and became effective on March 24, 2011. Copies of the preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained from Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by email at barclaysprospectus@broadridge.com, or by calling 888-603-5847. Before investing, you should read the preliminary prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. You may obtain these documents free of charge by visiting the SEC's website at www.sec.gov.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities of the Company, nor will there be any sales of such securities in any state or jurisdiction in which such offer, sale or solicitation would be unlawful. The offering may be made only by means of a prospectus supplement and the accompanying prospectus or by a free writing prospectus in accordance with the rules and regulations of the SEC.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation’s subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue.  Acacia Research Corporation’s subsidiaries control over 170 patent portfolios, covering technologies used in a wide variety of industries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based upon current expectations and assumptions as of the date hereof and may involve risks, uncertainties, changes in circumstances and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause our actual results to differ materially from those express or implied by such forward-looking statements are detailed from time to time in reports we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  We undertake no obligation to revise or update publicly any forward-looking statements contained in this document for any reason.